                                                                  Exhibit 10.19

                             EMPLOYMENT AGREEMENT

   This EMPLOYMENT AGREEMENT is entered into as of March 31, 2001 by and between Valley Media, Inc., a Delaware corporation (the "Company") and Peter
R. Berger ("Executive").

   For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                             ARTICLE 1. EMPLOYMENT

   1.1. Employment. The Company hereby employs Executive, and Executive agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof for an initial term of one year, automatically extended from month to month thereafter, unless terminated as provided in Section 1.4 ("Term" and the "Employment Period").

   1.2. Positions and Duties.

   (a) During the Employment Period, Executive shall serve as Chief Executive Officer (CEO) at its headquarters, and under the supervision and direction of the Company's Board of Directors (the "Board").

   (b) Executive shall carry out the customary functions of his position as determined by the Company, and perform such normal tasks and responsibilities customary for the CEOs of companies of similar size.

   (c) Executive shall devote his best efforts and full business time and attention (except for permitted vacation periods and periods of illness or other incapacity as provided for herein) to the business and affairs of the Company and its subsidiaries. Executive shall perform the duties and responsibilities of his position to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

   (d) Executive will provide his services, when requested, necessary or appropriate, to negotiate with prospective investors, vendors, employees, strategic partners and service providers.

   1.3. Salary, Bonus, Options and Benefits.

   (a) During the Employment Period, Executive's base salary (the "Base Salary") shall initially be $300,000.00 per annum, which salary shall be payable in regular installments in accordance with the Company's general payroll practices as in place from time to time. Any adjustment in Executive's compensation shall be determined by the Compensation Committee of the Board (the "Compensation Committee") in its sole discretion. The Compensation Committee shall determine an appropriate bonus for Executive's first full year of employment based upon Company's profits in excess of approximately One Million Dollars ($1,000,000.00) for fiscal year 2002, as detailed in Company's annual budget. Executive's bonuses for subsequent years of employment will be negotiated in advance of each year between the Compensation Committee and Executive, based upon Company's profitability, industry standards, Company's attainment of its business objectives, and amounts payable to other executive personnel of Company.

   (b) Subject to approval of the Company's Board of Directors, Executive will be awarded options, in a combination of Incentive Stock Options (ISOs) under
Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options, to acquire up to 400,000 shares of Company's common stock at an option exercise price equal to the market closing price on the date of grant. To the extent that options are available on each option vesting date for grant under Company's ISO Plan, those options shall be granted under that Plan, and the remaining options shall be granted on each vesting date as non-qualified stock options.

   All non-qualified stock options shall expire if not exercised on or before April 30, 2011, except as provided in Section 1.4(b). All stock to be issued to Executive shall be restricted stock, salable and tradeable only in limited circumstances as provided in Rules 144 and 701 under the Securities And Exchange Act of 1933.

   ISOs granted hereunder shall be subject to the terms and conditions of Company's ISO Plan, any amendments thereto, and the Company's corresponding grant to Executive, to the extent not inconsistent herewith.

   All options granted to Executive shall vest and be granted at the following times and in the following amounts:

     (i) Options to acquire fifty thousand (50,000) shares shall vest and be granted on the first day of the Employment Period; and

     (ii) Options to acquire eight thousand three hundred thirty-three (8,333) shares shall vest and be granted on the first day of the calendar month following the date that Executive shall have completed six (6) months of employment, and on the first day of each calendar month thereafter; and

     (iii) Notwithstanding the foregoing schedule, in the event that (x) the Company shall sell substantially all of its operating assets, (y) the Company is a party to a corporate merger or acquisition in which the Company is not the surviving corporation, or (z) beneficial ownership of a majority of Corporation's issued and outstanding stock changes in a single transaction or a series of related transactions, then if closing of such event (x), (y), or (z) occurs within one (1) year of the start of Executive's employment, options to acquire one hundred thousand shares of stock (reduced by the number of shares to be acquired upon exercise of previously granted options) shall vest and be granted upon such closing; or, if closing of such event (x), (y), or (z) occurs more than one (1) year after the start of Executive's employment, all options to be granted to Executive hereunder, if not previously vested and granted, shall vest and be granted upon such closing.

   (c) During the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company are generally eligible as in effect from time to time. Executive shall be entitled to three weeks of paid vacation per year in accordance with the Company's policies. Any payments of benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement or required by applicable law, be prorated in accordance with the number of days in such calendar year during which Executive is employed.

   (d) All payments of compensation hereunder shall be subject to federal, state and other withholding taxes as required by applicable law and the Company's general payroll policies as in effect from time to time.

   1.4. Term.

   (a) The commitment by Executive to be employed under this Employment Agreement and the Company's commitment to employ Executive subject to Section 1 commences with the execution of this Agreement.

   (b) The Employment Period shall end on the first anniversary of the commencement date (the "Initial Employment Period"), subject to earlier termination (1) by reason of Executive's death or disability (as defined below), (2) for Cause (as defined herein), (3) without Cause, or (4) by written resignation of the Executive. The commencement of the mutual commitment to employ and to be employed shall be the date of the execution of this Employment Agreement, subject to the expiration provisions stated above.

   (c) If the Employment Period is terminated by reason of Executive's termination without Cause, and such termination occurs during the first year of employment, Executive shall not be entitled to any compensation with respect to such termination, except that Executive shall be entitled, for thirty (30) days following that termination, to exercise any previously unexercised stock options Executive shall hold in vested status as of the date of termination. Any options not so exercised shall lapse.

   (d) Except as expressly set forth in this Section 1.4, all other compensation and other benefits shall cease to accrue upon termination of employment.

   1.5. Automatic Renewal; Renewal Options. Notwithstanding the expiry of the Initial Employment Period, the employment Period shall automatically renew from month to month unless terminated by Company or Executive upon ninety (90) days written notice prior to such renewal period, or terminated by the Company at any time during any renewal term with or without cause. In the event of automatic renewal, the stock options granted to Executive shall continue to vest in Executive for shares at the rate of 8,333 shares per month, subject to the overall limitation of 400,000 shares, and subject to accelerated vesting as provided in Section 1.3(b)(iii) above.

   1.6. Confidential Information; Company Property. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its subsidiaries concerning the product, efforts, business and affairs of the Company, its subsidiaries and any predecessor to the business of the Company that are not generally available to the public other than as a result of breach of this Agreement by Executive ("Confidential Information") are the property of the Company and its subsidiaries. Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company unless, and in such case only to the extent that, such matters become generally know to and available for use by the public other than as a result of Executive's acts or omissions to act. Notwithstanding the foregoing, in the event Executive becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Executive may make such disclosure only to the extent required, in the opinion of counsel for Executive, to comply with such subpoena, process or other obligation. Executive shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Company Information. Executive shall deliver to the Company at the termination of the Employment Period, or at any time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies hereof) containing, relating to, or derived from the Confidential Information or the business of the Company or its subsidiaries which he may then possess or have under his control. Executive agrees that he will not retain after the termination of the Employment Period any copies of any Confidential Information including, without limitation, any software, documents or other materials originating with and/or belonging to the Company or any subsidiary of the Company.

   1.7. Non-Compete; Non-Solicitation.

   (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's trade secrets and with other confidential information concerning the Company and its predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Executive agrees that, during the period in which Executive is receiving compensation hereunder (the "Non-Compete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business in the United States that is engaged in the sale and/or distribution of audio or video recordings, irrespective of format. Nothing herein shall prohibit Executive from being a passive owner of not more than 1% of the outstanding stock of another corporation, so long as Executive has no active participation in the management or the business of such corporation. Executive acknowledges that the Company plans to rapidly expand its business and conduct such business throughout the United States and ultimately throughout the world.

   (b) Executive shall not directly or indirectly (1) induce or attempt to induce any employee of the Company or any subsidiary of the Company to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any such subsidiary and any employee thereof; (2) induce or attempt to induce any customer, supplier, licensee or other business relationship of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and the Company or any such subsidiary; or (3) make an oral or written disparaging statement, comment or remark about the Company or any of its subsidiaries to any employee, customer, supplier, licensee or other business relationship of the Company or any of its subsidiaries or to or for the intended use of any member of the press.

   1.8. Employment-At-Will. This Agreement constitutes employment-at-will and that notwithstanding (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Employee's relationship with the Company, or (iii) assignment of Cause by the Company, the Company reserves the right to terminate the employment of Executive by the Company in which event Executive's sole remedy shall be to receive certain payments and other benefits upon the terms and subject to the conditions provided for herein, from the date of termination to the date of the end of the Employment Period, as extended.

   1.9. Resignations upon Termination. Upon termination of the Executive, Executive shall resign from all corporate offices and directorships, if any, then held with the Company or any of its subsidiaries or other affiliates.

                   ARTICLE 2. REPRESENTATIONS AND WARRANTIES

   2.1. Representations and Warranties of Executive. Executive represents and warrants to the Company that:

   (a) this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with the terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of or default under any agreement, contract or instrument, order, judgment or decree to which Executive is a party or by which he is bound, and

   (b) Executive is not a party to or bound by any employment agreement or non-compete agreement with any other person or entity.

   2.2. Representations and Warranties of the Company. The Company hereby represents and warrants to Executive that the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which it is bound.

                            ARTICLE 3. DEFINITIONS

   As used in this Agreement, the following terms shall have the definitions set forth below:

   (a) For purposes of the foregoing, "cause" shall mean (1) a material breach by the Executive of the Executive's obligations of confidentiality or loyalty;
(2) the Executive's willful and repeated failure to comply with the lawful directives of the Board of Directors of the Company; (3) negligence or willful misconduct by the Executive in the performance of the Executive's duties to the Company; (4) the commission by the Executive of an act (including, but not limited to, a felony or a crime involving moral turpitude) causing material harm to the standing and reputation of the Company, as determined in good faith by the Board; (5) misappropriation, breach of trust or fraudulent conduct by the Executive with respect to the assets or operations of the Company or any of its subsidiaries; (6) the continued use by the Executive of alcohol or drugs to an extent that, in the good faith determination of the Board, materially interferes with the performance by the Executive of the Executive employment responsibilities; (7) the repeated threat by the Executive to cause, or the actual occurrence of, damage to the relations of the Company or any of its subsidiaries with customers, suppliers, lenders, advisors or employees which damage is materially adverse to the business or operations of the Company or any of its subsidiaries; or (8) continued unauthorized absence from work. Termination without cause shall not include termination by voluntary resignation, death or disability, and no severance amounts shall be payable upon the occurrence of any of the foregoing.

   (b) "Disability" shall mean Executive's inability by reason of physical or mental condition, to substantially perform his normal duties hereunder for one
(1) month or more during any twelve (12) month period determined in good faith by the Board.

   (c) "Subsidiary" of an entity shall mean any corporation or other business organization of which the securities having majority of the normal voting power in electing the board of directors or similar governing body entity are, at the time of determination, owned by such entity directly or indirectly through one or more subsidiaries.

                         ARTICLE 4. GENERAL PROVISIONS

   4.1. Enforcement. It is the express intention of the parties that this Agreement be enforced to the fullest extent permitted by applicable law in order to give full effect to the agreements reached herein. Accordingly, if at the time of enforcement of Sections 1.6 or 1.7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company, its subsidiaries and their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).

   4.2. Survival. Sections 1.6 and 1.7 and this Article 4 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of employment.

   4.3. Notices. All notices or other communication to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, one (1) business day following when sent via a nationally recognized overnight courier, or when sent via facsimile confirmed in writing to the recipient. such notices and other communications will be sent to the addresses indicated below:

   To the Company:

    Valley Media, Inc.
    1280 Santa Anita Court
    Woodland, California 95776

   To Executive:

    Peter R. Berger
    1543 Portola Rd.
    Woodside, California 94062

   4.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

   4.5. Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

   4.6. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

   4.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

   4.8. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

   4.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

   4.10. Conflict. In the event of any conflict between the provisions of this Agreement and the policies and practices of the Company, the provisions of this Agreement shall govern.

   4.11. Negotiation of Agreement. Each of the parties acknowledge that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party of its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the part that drafted it, is of no application and is hereby expressly waived.

   4.12. Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs, and/or personal representatives, except that neither this Agreement nor any interest herein shall be assigned or assignable by operation of law or otherwise, by Executive without the prior written consent of the Company, which such consent the Company may grant or withhold in its sole discretion. The Company may, without the consent of Executive, assign this Agreement or any interest herein, by operation of law or otherwise, to (i) any successor to all or substantially all of its stock, assets or business by dissolution, merger, consolidation, transfer or assets, or otherwise, or (ii) any direct or indirect subsidiary, affiliate or division of the Company or of any such successor referred in (a) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

   4.13. Dispute Resolution Process. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the Company and Executive), including without limitation, any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (a "Claim"), (but excluding actions for injunctive relief for violations of Section 1.6 or 1.7 which may be brought in any court having jurisdiction), shall be settled at the request of any part of this Agreement, by final and binding arbitration conducted in Sacramento, California.

   4.14. Full Understanding. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement (including the non-compete provisions of Section 1.7), that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

   IN WITNESS WHEREOF, this Agreement has been signed and sealed the day first above written.

COMPANY:

Valley Media, Inc.


By: _________________________________
         /s/ Barnet J. Cohen              Date: March 31, 2001
           Barnet J. Cohen

        Chairman of the Board

                                          Date: March 31, 2001
EXECUTIVE:

By: _________________________________
         /s/ Peter R. Berger
           Peter R. Berger
              Executive